Exhibit 99.1

CONTACTS:
Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com
Sean McHugh

Investor Relations
561/438-0385
smchugh@officedepot.com

OFFICE DEPOT, INC. ANNOUNCES SENIOR MANAGEMENT CHANGES

•	CFO Charles E. Brown Named President, International

•	Monica Luechtefeld Named Executive Vice President, Business Development and Information Technology

•	Timothy Toews Named Chief Information Officer

•	Company Creates Position and Launches Search for President, North American Retail

Delray Beach, Fla. – April 12, 2005 – Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced key changes in its senior management organization under new Chairman and Chief Executive Officer, Steve Odland.

President, International

Charles E. Brown, Chief Financial Officer, has been named President, International for the Company. In his new role, Brown will have overall responsibility for all operations outside of North America. This includes existing Company-owned operations in Europe and Japan and joint venture or license agreements in seven other countries. Brown, 52, has been the Company’s CFO since 2001. He joined the Company as its Controller in 1998.

Steve Odland, Office Depot’s Chairman and CEO, said of Brown: “I quickly have come to appreciate Charlie’s depth of knowledge concerning our global operations and his eagerness to help us grow our business at a more rapid rate. We see great potential outside of North America, and Charlie’s agreement to lead our International Group demonstrates our commitment to profitably grow this segment.”

Prior to joining Office Depot, Brown worked in a number of capacities involving international businesses, including serving as Director of International Audit for PepsiCo, Vice President and Controller for Pizza Hut International, and a three-year assignment as CFO of an international retail joint venture based in the UK. Brown also headed the Office Depot acquisition team that acquired the Guilbert business in France in 2003.

Reporting to Brown will be Rolf van Kaldekerken, President, Europe, and Cliff Shin, Country Manager, Japan. Other appointments are pending. While Brown begins to transition to his new responsibilities, the Company has begun a search for a new Chief Financial Officer. Heidrick & Struggles is assisting in this search. Brown will continue to serve as CFO during the transition.

Executive Vice President, Business Development and Information Technology

Monica Luechtefeld has assumed significant new responsibilities and has been named Executive Vice President, Business Development and Information Technology. Reporting to Luechtefeld will be the Chief Information Officer as well as the Corporate Development function.

Luechtefeld will continue to support the Company’s long-term growth objectives – including leading global initiatives. Previously, she was instrumental in developing the Company’s more than $3 billion e-commerce business.

Chief Information Officer

The Company also today named Tim Toews as Senior Vice President, Chief Information Officer, reporting to Luechtefeld. Toews is a multi-year veteran of the Company, who has worked in both domestic and international IT, including serving for several years as the Company’s CIO in Europe.

Toews replaces Patty Morrison, who recently decided to leave her position as the Company’s CIO to pursue other opportunities.

President, North American Retail

Additionally, the Company announced that it has created the position of President, North American Retail and is conducting a search for a seasoned retail executive to assume this responsibility. Heidrick & Struggles also is assisting in this search.

Reporting to the President, North American Retail will be Rick Lepley, Executive Vice President, North American Retail; Chuck Rubin, Executive Vice President and Chief Merchandising/Marketing Officer; and Mark Holifield, Executive Vice President, Supply Chain.

Lepley, Rubin and Holifield, while reporting to the President, North American Retail, will also provide support to the Business Services Group (BSG), led by Cindy Campbell, Executive Vice President, BSG, on a shared services model.

Executive Committee

This organizational realignment will now result in the following seven direct reports to Odland: President, North American Retail; President, International; Executive Vice President, Business Services Group; Chief Financial Officer; Executive Vice President, Business Development and Information Technology; Executive Vice President, Human Resources; Executive Vice President, General Counsel. These individuals, as well as the Executive Vice Presidents of North American Retail, Merchandising/Marketing and Supply Chain, will make up the Company’s Executive Committee.

About Office Depot

With annual sales approaching $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot conducts business in 23 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.

Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer.

As of December 25, 2004, Office Depot has 969 retail stores in North America in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly-owned operations in 14 countries via 78 retail stores and 25 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.

The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 10, 2005, and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

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